iTeos Therapeutics Announces Its Intention to Wind Down Operations

- Board of Directors intends to cease operations

- Company to focus efforts on selecting best path to deliver near-term value to shareholders

- Exploring potential asset sales including EOS-984, EOS-215, and a preclinical obesity program targeting ENT1

WATERTOWN, Mass. and GOSSELIES, Belgium, May 28, 2025 – iTeos Therapeutics, Inc. (Nasdaq: ITOS), a clinical-stage biopharmaceutical company pioneering the discovery and development of a new generation of immuno-oncology therapeutics for patients, today announced the intention to wind down its operations as part of a comprehensive review of strategic alternatives aimed at maximizing shareholder value.

Following a thorough assessment of the Company’s development pipeline, business prospects, and financial position, the Company’s Board of Directors intends to wind down clinical and operational activities and focus on leveraging the Company’s cash balance to deliver near-term value to shareholders, including any proceeds from the potential sale of the Company’s intellectual property and assets such as EOS-984, EOS-215, and a preclinical obesity program targeting ENT1.

About iTeos Therapeutics, Inc.

iTeos Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery and development of a new generation of immuno-oncology therapeutics for patients. iTeos Therapeutics leverages its deep understanding of tumor immunology and immunosuppressive pathways to design novel product candidates with the potential to restore the immune response against cancer. iTeos Therapeutics is headquartered in Watertown, MA with a research center in Gosselies, Belgium.

Forward-Looking Statements

This press release contains forward-looking statements. Any statements that are not solely statements of historical fact are forward-looking statements. Words such as “believe,” “anticipate,” “plan,” “expect,” “will,” “may,” “intend,” “prepare,” “look,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements relating to iTeos’ intention to wind down clinical and operational activities and focus its efforts on selecting the best path to deliver near-term value to shareholders, including by leveraging its cash balance and potentially selling EOS-984, EOS-215 and a preclinical obesity program targeting ENT1.

These forward-looking statements involve risks and uncertainties, many of which are beyond iTeos’ control. Actual results could materially differ from those stated or implied by these forward-looking statements as a result of such risks and uncertainties. Known risk factors include the following: risks relating to whether iTeos will be able to effectively wind down its operations and return capital to shareholders; and those risks identified under the heading “Risk Factors” in iTeos’ Annual Report on Form 10-K for the period ended December 31, 2024 filed with the Securities and Exchange Commission (SEC) as well as other SEC filings made by iTeos which you are encouraged to review.

Any of the foregoing risks could materially and adversely affect iTeos’ business, results of operations and the trading price of iTeos’ common stock. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. iTeos does not undertake any obligation to publicly update its forward-looking statements other than as required by law.

For further information, please contact:

Investor Contact:
Carl Mauch
iTeos Therapeutics, Inc.
carl.mauch@iteostherapeutics.com

Media Contact:
media@iteostherapeutics.com